BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Instructions for Certificate/ Amendment/Withdrawal of Designation - Profit Corporation

IMPORTANT: READ ALL INSTRUCTIONS CAREFULLY BEFORE COMPLETING FORM.

TYPE or PRINT the following information and submit the filing with Customer Order Instruction Form and payment:

In the title box please indicate the document being filed:

For a Certificate of Designation complete sections 1, 2, 3, 6 and 8.
For a Certificate of Amendment Before or After Issuance of stock complete sections 1, 2, 4, 5, 6 and 8.
For a Certificate of Withdrawal of Designation complete sections 1, 2, 7 and 8.

1. ENTITY INFORMATION: Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).

2. EFFECTIVE DATE AND TIME: This section is only for the Certificate of Designation or Amendment to Designation and is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.

3. CLASS OR SERIES OF STOCK: This section is for a Certificate of Designation. Indicate the class and/or series being designated. Additional page(s) may be attached if necessary.

4. INFORMATION FOR AMENDMENT OF CLASS OR SERIES OF STOCK: This section is to amend a Certificate of Designation currently on file. Indicate the class and/or series being amended. Additional page(s) may be attached if necessary.

5. AMENDMENT OF CLASS OR SERIES OF STOCK: Indicate what type of designation is being completed by selecting one box.

Certificate of Amendment to Designation- Before Issuance of Class or Series

As of the date of the certificate no class or series of stock have been issued.

Or

Certificate of Amendment to Designation- After Issuance of Class or Series

The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.

6. RESOLUTION: This section is for the Certificate of Designation or the Amendment to the Designation. Indicate the provisions being set forth or being amended. Additional page(s) may be attached if necessary.

7. WITHDRAWAL: This section is to withdraw a Certificate of Designation. Indicate the designation being withdrawn, original filing date and the resolution of the board of directors authorizing the withdrawal of the Certificate of Designation establishing the class or series of stock.

8. SIGNATURE(S): Must be signed by a Officer, if more than 2 signatures an additional page may be attached. Form will be returned if unsigned.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☒ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Gridiron Bionutrients, Inc. Entity or Nevada Business Identification Number (NVID): E0400472014-9
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series A Convertible Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.
	☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Series A Convertible Preferred Date of Designation: 07/31/2018 No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * See Exhibit A for relevant section of the Board Resolutions authorizing the withdrawal of the Certificate of Designation.
8. Signature: (Required)	X *Timothy Orr* Signature of Officer Date: 08/31/2021

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

GRIDIRON BIONUTRIENTS, INC.
CERTIFICATE OF WITHDRAWAL OF
CERTIFICATE OF DESIGNATION
EXHIBIT A

WHEREAS, given that all of the outstanding shares of the Company's Series A Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock") have been exchanged for Series B Preferred Stock resulting in there being no shares of Series A Preferred Stock currently outstanding, the Board believes that it is advisable and in the best interests of the Company to cancel the Series A Preferred Stock by filing the Certificate of Withdrawal of Certificate of Designation.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Designation (the "Designation") for the series of preferred stock, par value $0.001 per share, designated as "Series A Convertible Preferred Stock" (the "Preferred Shares") be withdrawn.

RESOLVED, FURTHER, that the President and the Secretary of the Corporation, hereby are authorized and directed to prepare, execute, verify, file and record a certificate with the Secretary of State of Nevada pursuant to Nevada R.S. 78.1955(6) to withdraw the Designation and to make any other filings with the Secretary of State of Nevada as may be required or deemed necessary to withdraw the Designation and to give force and effect to the foregoing resolution.